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                                 EXHIBIT 10.11
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                       FIRST SUPPLEMENT TO NOTE AGREEMENT


      This First Supplement to Note Agreement (the "First Supplement") is made and entered into as of the 20th day of September, 1994, by and between Cash America International, Inc. (the "Company") and Teachers Insurance and Annuity Association of America ("Teachers").

                                    RECITALS


      WHEREAS, the parties hereto have entered into a Note Agreement, dated as of May 6, 1993 (the "Note Agreement"), pursuant to which the Company issued and Teachers purchased $30,000,000 aggregate principal amount of the Company's 8.33% Senior Notes Due May 1, 2003;

      WHEREAS, the Company intends to enter into a series of transactions (the "Transactions"), which are more particularly described as follows:

         1. The Company will form CAII Pantbelaning AB, a Swedish corporation ("Borrower"), which will be a wholly-owned subsidiary of the Company;

         2. Borrower will acquire all of the capital stock of Thomas Hjelm AB, a Swedish corporation ("THAB");

         3. Simultaneously with the acquisition of the capital stock of THAB by Borrower, THAB shall acquire all of the assets and assume all of the liabilities of each of the following Swedish corporations that are currently owned directly or indirectly by THAB (collectively, the "Affiliated Corporations"):
                 Pantintressenter i Stockholm AB, AB Svensk Pantbelaning, and Svenska Aktionsgruppen AB;

         4. Borrower will incur indebtedness in the approximate amount of SEK 193,750,000 to finance the acquisition of THAB's capital stock and to pay off the existing bank indebtedness of the Affiliated Corporations that THAB will assume;

         5. The Company and each of its Subsidiaries domiciled in the United States will guarantee the indebtedness incurred by Borrower; and

         6.      Neither Borrower or THAB will execute a guarantee of the Notes.

       WHEREAS, in connection with the Transactions, the Company and Teachers desire to amend certain provisions of the Note Agreement.

       NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Teachers hereby agree as follows:
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1.       Amendment to Section 2.01 of the Note Agreement. Section 2.01 of the
Note is hereby amended to include the following definitions:

                 "Pantbelaning" means CAII Pantbelaning AB, a corporation organized under the laws of Sweden and a Wholly-Owned Subsidiary.

                 "Pantbelaning Indebtedness" means indebtedness of Pantbelaning for borrowed money in the approximate amount of SEK 193,750,000 pursuant to that certain Loan Agreement, dated as of September 19, 1994, among Pantbelaning, the Lenders who are a party thereto, and NationsBank of Texas, National Association, as Administrative Lender.

                 "Thomas Hjelm" means Thomas Hjelm AB, a corporation organized under the laws of Sweden and, after the acquisition of its capital stock by Pantbelaning, a Wholly-Owned Subsidiary.

                 "Thomas Hjelm Affiliates" means the following corporations, each of which (i) are organized under the laws of Sweden and (ii) after the acquisition of the capital stock of Thomas Hjelm by Pantbelaning will be a Wholly-Owned Subsidiary: Pantintressenter i Stockholm AB, AB Svensk Pantbelaning, and Svenska Aktionsgruppen AB;

                  "SEK" means the legal currency of Sweden.

2. Amendment to Section 9.01 of the Note Agreement. Section 9.01 of the Note Agreement is hereby amended to read in its entirety as follows:

                 SECTION 9.01. Consolidated Indebtedness for Money Borrowed. The Company will not permit Consolidated Indebtedness for Money Borrowed, as of the last day of any Fiscal Quarter commencing on or after January 1, 1993, to be greater than the amount determined by multiplying the Applicable Percentage for such date times the sum of
         (a) Consolidated Indebtedness for Money Borrowed as of such date and
         (b) Consolidated Tangible Net Worth as of such date. As used in this
         Section 9.01, "Applicable Percentage" means (i) for any date prior to July 1, 1994, 47.5%, (ii) for any date from July 1, 1994 up to and including September 30, 1994, 55%, and (iii) for any date after September 30, 1994. 50%.

3. Amendment to Section 9.04 of the Note Agreement. Section 9.04 of the Note Agreement is hereby amended to read in its entirety as follows:

                 SECTION 9.04. Current Assets to Total Indebtedness Ratio. The Company will not permit the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities plus Consolidated Funded Debt to be less than 1.25 to 1 as of the last day of any Fiscal Quarter commencing on or after January 1, 1993; provided that with respect to the Fiscal Quarter commencing on July 1, 1994, the Company will not permit such





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         ratio to be less than 1.20 to 1. As used in this Section 9.04,
         "Consolidated Funded Debt" means, at any time, Consolidated Indebtedness for Money Borrowed at such time, provided that in no event shall Consolidated Funded Debt include any obligation included in Consolidated Current Liabilities.

4. Amendment to Section 9.05 of the Note Agreement. Section 9.05 of the Note Agreement is hereby amended to read in its entirety as follows:

                 SECTION 9.05. Inventory Turnover. The Company will not at any time permit the ratio of (a) cost of goods sold by the Company and the Consolidated Subsidiaries for the Computation Period (as shown on the consolidated statements of income delivered by the Company pursuant to clause (a) or (b) of Section 8.01 with respect to the Computation Period) to (b) the Average Monthly Inventory for the Computation Period to be less than (i) 1.75 to 1 for any date on or prior to June 30, 1994, (ii) 1.65 to 1 for any date after June 30, 1994 up to and including December 31, 1994, and (iii) 1.75 to 1 for any date after December 31, 1994. As used in this Section 9.05, (i) "Computation Period" means, at any time, the 12 month period ended on the date of the most recent balance sheet delivered (or required to be delivered) by the Company pursuant to clause (a) or (b) of Section 8.01 and (ii) "Average Monthly Inventory" means, when used with reference to any Computation Period, the amount determined by dividing (A) the aggregate amounts of inventory appearing on the books of the Company and the Consolidated Subsidiaries as of the last day of such calendar month within such Computation Period by (B) twelve.

5. Amendment to Section 9.08(b) of the Note Agreement. Section 9.08(b) of the Note Agreement is hereby amended by (i) deleting the word "and" at the end of clause (11)thereof, (ii) deleting the period at the end of clause (12) thereof and inserting in its place ";and", and (iii) adding a clause (13) to read in its entirety as follows:

         (13)     in the case of Pantbelaning, the Pantbelaning Indebtedness.

6. Amendment to Section 9.09 of the Note Agreement. Section 9.09 of the Note Agreement is hereby amended to read in its entirety as follows:

                 SECTION 9.09. Assurances. The Company will not, and will not permit any Subsidiary to, enter into, assume or become or be liable in respect of any Assurance, except for (i) Assurances by the Company of indebtedness of Subsidiaries permitted by Section 9.08(b), (ii) Assurances by one or more Guarantors of indebtedness (other than the Obligations) of the Company permitted by Section 9.08(a) but only if and so long as the Guaranty is in full force and effect, (iii) Assurances of the Guarantors evidenced by the Guaranty, (iv) Assurances by the Company and one or more Subsidiaries of the Pantbelaning Indebtedness and (v) other Assurances not otherwise permitted by this Section 9.09 but only to the extent that the aggregate amount of all indebtedness relating to such Assurances does not exceed $500,000.





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7.       Amendment to Section 9.20(a) of the Note Agreement. Section 9.20(a) of
the Note Agreement is hereby amended to read in its entirety as follows:


       SECTION 9.20. Limitation on Acquisition of New Subsidiaries. (a) The Company will not, and will not permit any Subsidiary to, (i) acquire any Stock of any Person, (ii) enter into any partnership or joint venture or (iii) take any action which would result in the Company having any Subsidiary other than those listed in Schedule II, except that, from time to time, the Company may:

         (l) acquire (whether by purchase, merger or other similar transaction) any Person, but only if:

                 (A) immediately after giving effect to such acquisition, such person shall constitute a Wholly-Owned Subsidiary;

                 (B) immediately after giving effect to such acquisition, no Default shall be in existence and the consummation of such acquisition did not have, and could not be reasonably expected to have, a Material Adverse Effect;

                 (C) each Holder shall have received an Owners' Certificate, dated not more than ten days prior to the effective date of such acquisition, describing (except in the case of the Company's acquisition of Express Cash International Corporation) such acquisition (including the name of such Person and the business conducted by it) and stating that such acquisition is permitted by this Section 9.20, which Officers' Certificate shall be accompanied by complete and accurate copies of the Organizational Documents of such Person; and

                 (D) promptly (and in any event within 15 days) after the consummation of such acquisition, such Person shall duly authorize, execute and deliver to each Holder an instrument in writing pursuant to which such Person agrees to become a Guarantor under, and to be bound as a Guarantor by the terms of, the Guaranty;

         provided, that Pantbelaning shall be permitted to acquire the capital stock of Thomas Hjelm without Thomas Hjelm or the Thomas Hjelm Affiliates complying with clause (D) above so long as Thomas Hjelm and the Thomas Hjelm Affiliates do not guarantee the Pantbelaning Indebtedness or indebtedness of the Company arising out of the Bank Loan Agreement; and

(2) create or form a new corporation or limited partnership (the "New Entity") and thereupon cause the New Entity to become a Wholly-Owned Subsidiary, but only if:





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         (A)     no Default shall exist immediately after the New Entity
                 becomes a Subsidiary;

         (B) subject to paragraph (b) below, promptly (and in any event within 15 days) after its creation or formation, the New Entity shall duly authorize, execute and deliver to each Holder an instrument in writing pursuant to which the New Entity agrees to become a Guarantor under, and to be bound as a Guarantor by the terms of, the Guaranty;

         (C) except as required by clause (B) above, the New Entity shall not conduct any businesses prior to becoming a Subsidiary; and

         (D) Subject to paragraph (b) below, promptly (and in any event within 15 days) after the creation or formation of the New Entity, the Company shall deliver to each Holder an Officers' Certificate notifying the Holders of the formation or creation of the New Entity, which Officers' Certificate shall (i) specify the name of the New Entity and the jurisdiction of its incorporation or formation, (ii) describe, in reasonable detail, the business proposed to be conducted by the New Entity, (iii) state that the Company is authorized to form or create the New Entity and to cause it to become a Subsidiary in accordance with this Section 9.20 and (iv) be accompanied by complete and accurate copies of the Organizational Documents of the New Entity;

         provided that the Company shall be permitted to form Pantbelaning without complying with clause (C) above or clause (B) above so long as Pantbelaning does not guarantee the indebtedness of the Company arising out of the Bank Loan Agreement.

         8. Definitions. All capitalized terms used herein and not otherwise specifically defined shall have the respective meanings set forth in the Note Agreement.

         9. Ratification of Note Agreement. Except as specified hereinabove, all other terms of the Note Agreement shall remain unchanged and are hereby ratified and confirmed. All references to "this Agreement" or "the Agreement" appearing in the Note Agreement, and all references to the Note Agreement appearing in any other instrument or document, shall be deemed to refer to the Note Agreement as supplemented and amended by this First Supplement.

         10. Counterparts. This First Supplement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.





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      IN WITNESS WHEREOF, the undersigned have executed this First Supplement to Note Agreement as of the date first written above.

                                        CASH AMERICA INTERNATIONAL, INC.


                                        By:  /s/ THOMAS A. BESSANT, JR.
                                                 Thomas A. Bessant, Jr.,
                                                 Vice President

                                        TEACHERS INSURANCE AND ANNUITY
                                        ASSOCIATION OF AMERICA


                                        By:  /s/ NANCY F. HELLER
                                                 Nancy F. Heller, Director
                                                 Private Placements





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